Exhibit 99

CDW Reports Full Year and Fourth Quarter Results for 2011

Company Achieves Record Annual and Fourth Quarter Net Sales, Gross Profit and Adjusted EBITDA

VERNON HILLS, Ill.--(BUSINESS WIRE)--February 16, 2012--CDW Corporation:

Full year 2011 highlights:

  Net sales of $9.602 billion, up 9.1 percent year-over-year
  Gross profit of $1.587 billion, up 14.1 percent year-over-year
  Adjusted EBITDA of $717.3 million, up 19.2 percent year-over-year

Fourth quarter 2011 highlights:

  Net sales of $2.479 billion, up 9.3 percent year-over-year
  Gross profit of $413.3 million, up 15.8 percent year-over-year
  Adjusted EBITDA of $174.2 million, up 19.4 percent year-over-year

CDW Corporation, a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced fourth quarter and full year 2011 results.

“CDW achieved all-time highs for net sales, gross profit and Adjusted EBITDA for the year, and we had the best fourth quarter in our history,” said Thomas E. Richards, chief executive officer. “We achieved our 2011 objectives of profitably growing faster than the market while investing in additional selling resources, service delivery capabilities and brand building. For the full year, CDW delivered 9.1 percent net sales growth, gross profit margin expansion of 70 basis points and Adjusted EBITDA growth of 19.2 percent on a year-over-year basis. I am particularly proud of our coworkers who drove these outstanding results despite greater economic uncertainty in the second half of the year.”

“Fourth quarter net sales grew by 9.3 percent, the highest quarterly growth rate of the year on an average daily sales basis,” continued Richards. “Our Public segment grew 11.8 percent, led by 22.8 percent growth in Government and 14.9 percent growth in Healthcare. Our Corporate segment grew 6.8 percent driven by 8.0 percent growth in the Medium/Large channel.”

“As we enter 2012, we remain focused on our objective of profitably growing faster than the market,” added Richards. “We will continue to execute our strategy of broadening solutions, adding selling resources and service delivery capabilities, and enhancing our core operating model.”

Full Year 2011 Highlights:

Total net sales in 2011 were $9.602 billion compared to $8.801 billion in 2010, an increase of 9.1 percent. Average daily sales in 2011 were $37.7 million compared to $34.7 million in 2010, representing an 8.7 percent increase. There were 255 and 254 selling days in 2011 and 2010, respectively.

  Total Corporate segment net sales in 2011 were $5.334 billion compared to $4.834 billion in 2010, representing an increase of 10.4 percent. Average daily sales in 2011 were $20.9 million compared to $19.0 million in 2010, representing a 9.9 percent increase. Sales growth in the Corporate segment was driven by strong performance in both the Medium/Large and Small Business sales channels.
  Total Public segment net sales in 2011 were $3.757 billion compared to $3.561 billion in 2010, representing an increase of 5.5 percent. Average daily sales in 2011 were $14.7 million compared to $14.0 million in 2010, representing an increase of 5.1 percent. The Public segment was led by strong performance in the Healthcare sales channel.

Gross profit in 2011 was $1.587 billion compared to $1.391 billion in 2010, representing an increase of 14.1 percent. Gross profit margin was 16.5 percent in 2011 compared to 15.8 percent in 2010. The increase in gross profit margin was primarily due to favorable price/mix changes across most product categories, along with a higher mix of net service contract and commission revenue.

Total selling and administrative expenses, including advertising expense, were $1.117 billion in 2011 compared to $1.038 billion in 2010, representing an increase of 7.6 percent. The increase in total selling and administrative expenses in 2011 was primarily driven by higher payroll costs resulting from increased sales commissions and other variable compensation costs consistent with higher sales and gross profit, as well as a higher total number of coworkers and increased advertising expense.

Adjusted EBITDA was $717.3 million in 2011 compared to $601.8 million in 2010, representing an increase of 19.2 percent. Adjusted EBITDA margin was 7.5 percent in 2011 compared to 6.8 percent in 2010.

Fourth Quarter of 2011 Highlights:

Total net sales in the fourth quarter of 2011 were $2.479 billion compared to $2.269 billion in the fourth quarter of 2010, an increase of 9.3 percent. Average daily sales in the fourth quarter of 2011 were $39.4 million compared to $36.0 million in the fourth quarter of 2010, representing a 9.3 percent increase. There were 63 selling days in both the fourth quarter of 2011 and 2010.

  Total Corporate segment net sales in the fourth quarter of 2011 were $1.386 billion compared to $1.299 billion in the fourth quarter of 2010, representing an increase of 6.8 percent. Average daily sales in the fourth quarter of 2011 were $22.0 million compared to $20.6 million in the fourth quarter of 2010, representing a 6.8 percent increase. Sales growth in the Corporate segment was driven by strong performance in the Medium/Large sales channel.
  Total Public segment net sales in the fourth quarter of 2011 were $959.0 million compared to $857.6 million in the fourth quarter of 2010, representing an increase of 11.8 percent. Average daily sales in the fourth quarter of 2011 were $15.2 million compared to $13.6 million in the fourth quarter of 2010, representing an increase of 11.8 percent. The Public segment was led by strong performance in the Government and Healthcare sales channels.

Gross profit for the fourth quarter of 2011 was $413.3 million compared to $356.8 million in the fourth quarter of 2010, representing an increase of 15.8 percent. Gross profit margin was 16.7 percent in the fourth quarter of 2011 compared to 15.7 percent in the same period of 2010, as the year-over-year gross margin percent improved for the seventh consecutive quarter. The increase in gross profit margin was primarily driven by improvements in our processes related to product returns and inventory management, favorable price/mix changes across most of our product categories, and a higher mix of net service contract and commission revenue.

Total selling and administrative expenses, including advertising expense, were $302.2 million in the fourth quarter of 2011 compared to $275.6 million in the fourth quarter of 2010, representing an increase of 9.6 percent. The increase in total selling and administrative expenses in the fourth quarter of 2011 was primarily driven by higher payroll costs resulting from increased sales commissions and other variable compensation costs consistent with higher sales and gross profit, as well as a higher total number of coworkers.

Adjusted EBITDA was $174.2 million in the fourth quarter of 2011 compared to $145.9 million in the fourth quarter of 2010, representing an increase of 19.4 percent. Adjusted EBITDA margin was 7.0 percent in the fourth quarter of 2011 compared to 6.4 percent in the fourth quarter of 2010.

Forward Looking Statements

The information contained in this release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the risk factors or uncertainties identified from time to time in CDW Corporation’s filings with the Securities and Exchange Commission (“SEC”). Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC and other subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to the company’s operating performance and cash flows including CDW’s ability to meet its future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in the company’s credit agreements. Reconciliations of EBITDA and Adjusted EBITDA to net income (loss) for the three months and years ended December 31, 2011 and 2010 are included in the attached schedules.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 32 on Forbes’ list of America’s Largest Private Companies, CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s solution architects offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops, printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,700 coworkers. For the year ended December 31, 2011, the company generated net sales of $9.6 billion. For more information, visit CDW.com.

A live web cast of CDW’s management discussion of the fourth quarter and full year 2011 results will be available at www.cdw.com/investor. The web cast will begin today, February 16, 2012, at 11:00 a.m. ET / 10:00 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

For more information about CDW:
Visit CDW on the Internet at http://www.cdw.com. Contact CDW Investor Relations via the Internet at investorrelations@cdw.com.

CDW is a registered trademark of CDW LLC.

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change(1)

Net sales	$2,479.3	$2,269.3	9.3%	$9,602.4	$8,801.2	9.1%
Cost of sales	2,066.0	1,912.5	8.0	8,015.0	7,410.4	8.2

Gross profit	413.3	356.8	15.8	1,587.4	1,390.8	14.1

Selling and administrative expenses	266.4	242.4	9.9	994.0	932.1	6.6
Advertising expense	35.8	33.2	7.7	122.7	106.0	15.7

Income from operations	111.1	81.2	36.8	470.7	352.7	33.5

Interest expense, net	(80.9)	(103.2)	21.6	(324.2)	(391.9)	17.3
Net (loss) gain on extinguishments of
long-term debt	-	(7.2)	nm	(118.9)	2.0	nm
Other (expense) income, net	(0.3)	(0.2)	(16.2)	0.7	0.2	nm

Income (loss) before income taxes	29.9	(29.4)	nm	28.3	(37.0)	nm

Income tax (expense) benefit	(10.9)	5.2	nm	(11.2)	7.8	nm

Net income (loss)	$19.0	$(24.2)	nm %	$17.1	$(29.2)	nm %

(1) There were 255 selling days in the year ended December 31, 2011, compared to 254 selling days in the year ended December 31, 2010. On an average daily basis, net sales increased 8.7%.

CDW CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA
(dollars in millions)
(unaudited)

We have included reconciliations of EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2011 and 2010 below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change

Net income (loss)	$19.0	$(24.2)		$17.1	$(29.2)
Depreciation and amortization	51.3	50.9		204.9	209.4
Income tax expense (benefit)	10.9	(5.2)		11.2	(7.8)
Interest expense, net	80.9	103.2		324.2	391.9
EBITDA	162.1	124.7		557.4	564.3
Adjustments:
Non-cash equity-based compensation	7.2	4.0		19.5	11.5
Sponsor fee	1.3	1.3		5.0	5.0
Consulting and debt-related professional fees	0.4	6.7		5.1	15.1
Net loss (gain) on extinguishments of
long-term debt	-	7.2		118.9	(2.0)
Other adjustments (1)	3.2	2.0		11.4	7.9
Adjusted EBITDA	$174.2	$145.9	19.4%	$717.3	$601.8	19.2%

(1) Other adjustments include certain retention costs and equity investment income/losses.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(unaudited)

	December 31,
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$99.9	$36.6
Accounts receivable, net of allowance for doubtful accounts
of $5.4 and $5.0, respectively	1,254.9	1,091.5
Merchandise inventory	321.7	292.8
Miscellaneous receivables	143.6	192.8
Deferred income taxes	24.6	52.8
Prepaid expenses and other	34.7	35.8
Total current assets	1,879.4	1,702.3

Property and equipment, net	154.3	158.1
Goodwill	2,208.4	2,209.1
Other intangible assets, net	1,636.0	1,791.2
Deferred financing costs, net	68.5	79.7
Other assets	3.0	3.4
Total assets	$5,949.6	$5,943.8

Liabilities and Shareholders’ Deficit

Current liabilities:
Accounts payable - trade	$517.8	$537.1
Accounts payable – inventory financing	278.7	28.2
Current maturities of long-term debt and capital leases	201.0	132.6
Accrued expenses and other liabilities	343.8	329.0
Total current liabilities	1,341.3	1,026.9

Long-term liabilities:
Debt and capital leases	3,865.0	4,157.4
Deferred income taxes	692.0	730.3
Other liabilities	58.6	72.7
Total long-term liabilities	4,615.6	4,960.4

Total shareholders’ deficit	(7.3)	(43.5)
Total liabilities and shareholders’ deficit	$5,949.6	$5,943.8

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
							Average Daily
	2011	2010	% Change (1)	2011	2010	% Change	% Change (2)
Corporate:
Medium / Large	$1,118.6	$1,036.0	8.0%	$4,287.1	$3,867.3	10.9%	10.4%
Small Business	267.8	262.8	1.9	1,047.3	966.3	8.4	8.0
Total Corporate	$1,386.4	$1,298.8	6.8%	$5,334.4	$4,833.6	10.4%	9.9%

Public:
Government	$427.4	$348.0	22.8%	$1,343.5	$1,368.6	(1.8)%	(2.2)%
Education	224.1	242.1	(7.5)	1,197.7	1,200.6	(0.2)	(0.6)
Healthcare	307.5	267.5	14.9	1,216.0	991.4	22.7	22.2
Total Public	$959.0	$857.6	11.8%	$3,757.2	$3,560.6	5.5%	5.1%

Other	$133.9	$112.9	18.5%	$510.8	$407.0	25.5%	25.0%

Total Net Sales	$2,479.3	$2,269.3	9.3%	$9,602.4	$8,801.2	9.1%	8.7%

(1) There were 63 selling days in both the three months ended December 31, 2011 and 2010.

(2) There were 255 selling days in the year ended December 31, 2011, compared to 254 selling days in the year ended December 31, 2010.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31,
	2011	2010

Debt and ABL Revolver Availability
Cash and cash equivalents	$99.9	$36.6
Total debt (1)	$4,314.3	$4,299.6
Senior secured debt	$2,048.2	$2,371.1
Outstanding borrowings under ABL Revolver	$-	$188.1
Borrowing base under ABL Revolver (2)	$1,072.1	$908.5
ABL Revolver availability	$679.3	$548.0
Cash plus ABL Revolver availability	$779.2	$584.6

Credit Agreement Coverage Ratios
Senior secured leverage ratio (net basis)	2.7	3.9
Maximum allowed senior secured leverage ratio	7.25	8.00
Total net leverage ratio	5.9	7.1

Working Capital
Days of sales outstanding (DSO) (3)	44	43
Days of supply in inventory (DIO) (3)	15	15
Days of purchases outstanding (DPO) (3)	(32)	(26)
Cash conversion cycle (3)	27	32

(1) Includes capital lease obligations and amounts owed under certain inventory financing agreements

(2) Amount in effect at quarter end

(3) Based on a rolling three month average

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Year Ended December 31,
	2011	2010

Cash flows from operating activities	$214.7	$423.7

Cash flows from investing activities	(56.0)	(125.4)

Net change in accounts payable - inventory financing	250.5	3.2
Other cash flows from financing activities	(345.9)	(353.3)
Cash flows from financing activities	(95.4)	(350.1)

Effect of exchange rate changes on cash and cash equivalents	-	0.4
Net increase (decrease) in cash and cash equivalents	63.3	(51.4)
Cash and cash equivalents – beginning of period	36.6	88.0
Cash and cash equivalents – end of period	$99.9	$36.6

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate
swap agreements	$(332.9)	$(377.0)
Taxes refunded (paid), net	$20.9	$(48.0)

CONTACT:
CDW Corporation
Investor Inquiries
Collin Kebo
Vice President, Financial Planning
(847) 419-6383
investorrelations@cdw.com
or
Media Inquiries
Mary Viola
Senior Director, Corporate Communications
(847) 968-0743